UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 24, 2018

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.02	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 13, 2018, Aceto Corporation (the “Company”) disclosed that further analysis would be required to determine if it would be appropriate for the Company to record an additional valuation allowance in the fiscal year ended June 30, 2018, with respect to some or all of $76.5 million of domestic net deferred tax assets.  On September 26, 2018, the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company, in consultation with management and the Company's independent registered public accounting firm, BDO USA, LLP (“BDO”), completed its previously disclosed analysis and determined that the Company’s unaudited financial statements for the three and nine months ended March 31, 2018 (the “Relevant Financial Statements”) incorrectly accounted for a valuation allowance related to deferred tax assets and should be restated to reflect this allowance (the “Restatement”). This incorrect valuation allowance has no effect on the Company's cash position or operating expenses and is solely related to the appropriate timing of the recording of a valuation allowance reserved against U.S. deferred tax assets.

At the time of the March 31, 2018 Form 10-Q filing, the Company believed that the carrying value of its deferred tax assets was appropriate based on its view that it was more likely than not that this deferred tax asset would be realized in future periods. In preparing its consolidated financial statements for the year ended June 30, 2018, the Company determined, in consultation with BDO, based on management's review of current and historical performance, internal projections and industry data and applicable accounting literature, that it should recognize a valuation allowance equal to the entire carrying value of the Company’s U.S. deferred tax assets. However, upon further review of the negative and positive objective evidence and applicable accounting literature, the Company has determined, in consultation with BDO, that a full valuation allowance on domestic net deferred tax assets should have been recorded as of the end of its third fiscal quarter rather than as of the end of its fourth fiscal quarter. As a result, the Company has determined to record a valuation allowance of approximately $71.4 million on its U.S. deferred tax assets at March 31, 2018.

The impact of this Restatement on the Company’s consolidated statements of operations for the three and nine months ended March 31, 2018 will be to increase income tax expense and net loss by approximately $71.4 million.

	As reported		Adjustment		As restated
For the quarter ended March 31, 2018
Income tax (benefit) provision	$(66.4 million	)	$71.4 million		$5.0 million
Net loss	(196.6 million	)	(71.4 million	)	(268.0 million	)
Loss per diluted share	$(5.57)		$(2.02)		$(7.59)

Consequently, on September 26, 2018, the Audit Committee concluded that the Relevant Financial Statements and related disclosures included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, should no longer be relied upon. The Company intends to file as soon as practicable an amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 reflecting the Restatement. The Restatement has no effect on the Company’s consolidated balance sheet as of June 30, 2018 and consolidated statement of operations for the year ended June 30, 2018, which financial statements are expected to be filed on September 28, 2018 with the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. The Annual Report will reflect the results of the Restatement in Note 20 to the Company’s consolidated financial statements, entitled “Unaudited Quarterly Financial Data.”

In connection with the Restatement described above, the Company evaluated the deficiencies in its internal controls over financial reporting and determined that its internal control over financial reporting was not effective due to a material weakness in the Company’s controls over income tax accounting.  Specifically, the execution of the controls over the application of the accounting literature to the measurement of deferred taxes did not operate effectively in relation to the assessment of the realizability of our deferred tax assets, and the need for a valuation allowance.

The Audit Committee and the Company’s management have discussed the matters disclosed in this Item 4.02 with BDO.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2018, Walter Kaczmarek, III, Chief Operating Officer of the Company, notified the Company that he will resign from his role as Chief Operating Officer, effective October 24, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: September 27, 2018	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO